UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2009

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Twenty-First Street, N.W., Suite 600, Washington D.C.		20036
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code (202) 872-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02  Unregistered Sales of Equity Securities.

On May 14, 2009, Farmer Mac sold 2,000 shares of its Series C non-voting cumulative preferred stock (“Series C”) to National Rural Utilities Cooperative Finance Corporation (“National Rural”).  The terms and conditions of Series C are described in more detail in Farmer Mac’s Current Report on Form 8-K filed on December 30, 2008.  Farmer Mac sold the 2,000 shares of Series C to National Rural without registration under the Securities Act of 1933, as amended, in reliance upon the exemption provided by Section 3(a)(2) for an aggregate purchase price of $2.0 million, or $1,000 per share.  The 2,000 shares sold to National Rural resulted in there being 32,000 shares of Series C outstanding as of the date of this report.

In conjunction with the issuance and sale of the 2,000 shares of Series C to National Rural, Farmer Mac guaranteed, and Farmer Mac Mortgage Securities Corporation (Farmer Mac’s wholly-owned subsidiary) purchased, an aggregate of $50 million of floating-rate notes representing general obligations of National Rural and secured by eligible rural utilities loans in an amount at least equal to the total principal amount of notes outstanding.  The $50 million of notes were advances under a $500 million borrowing facility with National Rural entered into in February 2009 that is similar to the $500 million facility described in Farmer Mac’s Current Report on Form 8-K filed on December 19, 2008.  In connection with each advance made under the February 2009 facility, National Rural is required to purchase shares of Series C in an amount sufficient to maintain a balance at all times that is at least equal to 4% of the principal amount of the notes outstanding under the facility ($300 million as of the date of this report).  This feature is part of a program Farmer Mac has developed under which a participant utilizing Farmer Mac for guarantee and purchase transactions involving portfolios of qualified loans will be required to purchase an equity interest in Farmer Mac in the form of shares of Series C, thereby enabling Farmer Mac to raise additional capital to support its mission of providing liquidity and lending capacity to agricultural and rural utilities lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

Date:	May 19, 2009	/s/ Jerome G. Oslick
Name: Jerome G. Oslick
Title: Vice President – General Counsel